As filed with the Securities and Exchange Commission on February 24, 2016

Registration No. 333-207460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nanosphere, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	3841	36-4339870
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4088 Commercial Ave.

Northbrook, IL 60062

(847) 400-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Mr. Michael K. McGarrity

President and Chief Executive Officer

Nanosphere, Inc.

4088 Commercial Ave.

Northbrook, IL 60062

(847) 400-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

(212) 218-3338

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 16, 2015, Nanosphere, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-207460) (the “Registration Statement” or the “Form S-1”), which was amended by pre-effective amendments filed on November 20, 2015 and December 10, 2015. The Registration Statement was declared effective by the Commission on December 17, 2015.

The Form S-1 registered the offer and sale (the “Offering”) of 2,298,744 Class A Units consisting of shares of common stock and warrants to purchase shares of common stock, and 8,919.59044 Class B Units consisting of shares of convertible preferred stock and warrants to purchase common stock. The Form S-1 also registered on a continuous basis the 21,276,596 shares of common stock issuable upon exercise of the foregoing warrants and an additional 1,276,596 shares of common stock issuable upon exercise of warrants issued to the placement agent as partial payment of placement agent fees for the Offering.

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed to update the contents of the prospectus contained in the Form S-1 pursuant to Section 10(a)(3) of the Securities Act in respect of the continuous offering pursuant to Rule 415 of up to 22,553,192 shares of common stock of the Company (the “Securities”) issuable upon exercise of unexercised warrants previously registered on the Form S-1. All filing fees payable in connection with the registration of these Securities were previously paid by the Company in connection with the filing of the Form S-1 and the pre-effective amendments thereto.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2016

PROSPECTUS

Up to 22,553,192 shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the issuance of up to 22,553,192 shares of our common stock, par value $0.01 per share, upon the exercise of outstanding warrants. 21,276,596 of these warrants have an exercise price of $0.70 per share, and the 1,276,596 of these warrants have an exercise price of $0.517 per share. We issued all of these warrants as part of a best efforts registered public offering that closed on December 22, 2015.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “NSPH.” On February 23, 2016, the reported closing price per share of our common stock was $0.72.

Investing in our securities involves certain risks. Before investing, you should refer to the risk factors beginning on page 15 of our Annual Report on Form 10-K for the year ended December  31, 2015, and included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016

Prospectus

ABOUT THIS PROSPECTUS

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

References in this prospectus to the terms “the Company,” “Nanosphere,” “we,” “our” and “us” or other similar terms mean Nanosphere, Inc., unless we state otherwise or the context indicates otherwise.

THE COMPANY

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to detect multiple targets simultaneously in a single sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests for infectious diseases and associated drug resistance markers that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation and single use consumable for on demand testing.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost solutions for laboratories not already performing molecular diagnostic testing and enables the full range of hospital laboratories and hospitals without advanced diagnostic capabilities to perform molecular genetics and infectious disease testing. Our unique ability to detect proteins, in addition to genetic and drug resistant markers , at sensitivity levels considerably higher than current methods for certain targets, may enhancing the viability and clinical utility of both new and existing biomarkers potentially allowing for earlier detection and intervention for various disease states.

Our test offering has the potential and has been shown to improve outcomes compared to current culture based microbiology methods by providing rapid and clinically actionable results that can improve patient outcomes, reduce mortality, reduce the use of and costs associated with unnecessary antibiotics and associated drug resistance, and improve healthcare economics.

In addition to our menu of infectious disease tests, we are currently developing a next generation Verigene system that will deliver improved user experience. This system is designed to provide reduced time to result, improved user interface, including a single room temperature cartridge all in a fully automated sample to result system with an optimized footprint. We expect to submit the next generation Verigine system for FDA approval in the third quarter of 2016.

At this time, we believe our current Verigene System instrument inventory levels are sufficient to meet demand. With our next generation Verigene System in development, we will closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory write-downs may be required.

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016, which report is incorporated by reference in this prospectus, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. All statements, other than statements of historical facts, included in this prospectus and information that we furnish to or file with the SEC regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the documents incorporated by reference herein, as applicable. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the financial statements and notes thereto appearing in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, as such information may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

You should carefully consider all the information in or incorporated by reference in this prospectus prior to investing in our securities.

DETERMINATION OF OFFERING PRICE

The information required by Item 505 of Regulation S-K in respect of the Offering was set forth in pre-effective amendment no. 2 to the Registration Statement filed with the SEC on December 17, 2015 and is incorporated herein by reference.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

The information required by Item 506 of Regulation S-K was set forth in pre-effective amendment no. 2 to the Registration Statement filed with the SEC on December 17, 2015 and is incorporated herein by reference.

USE OF PROCEEDS

We may receive up to a total of approximately $15.5 million in proceeds as a result of the exercise of the warrants. However, because we are unable to predict the timing or amount of potential warrant exercises, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds will be used for general corporate purposes and working capital. It is possible that certain of the warrants may expire and may never be exercised.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock , 4,400 shares have been designated as Series B Preferred Stock and 10,000 shares have been designated as Series C Preferred Stock. As of February 17, 2016, there were 12,170,248 shares of our common stock outstanding, no shares of our Series A Preferred Stock or Series B Preferred Stock outstanding, and 8,149.8 shares of our Series C Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Series A Preferred Stock

All shares of our Series A Preferred Stock have been converted by the holders thereof into shares of common stock and there are no issued or outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

All shares of our Series B Preferred Stock have been converted by the holders thereof into shares of common stock and there are no issued or outstanding shares of Series B Preferred Stock.

Series C Preferred Stock

The following summary of certain terms and provisions of our Series C Preferred Stock is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series C Convertible Preferred Stock.

General. Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors designated 10,000 of the 10,000,000 authorized shares of preferred stock as Series C Preferred Stock.

Rank. The Series C Preferred Stock ranks:

•	senior to all of our common stock to the extent of its liquidation preference of $0.01 per share;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series C Preferred Stock to the extent of its liquidation preference of $0.01 per share;

•	senior to warrants to purchase 6,801 shares of our common stock issued in 2013, warrants to purchase 1,168,659 shares of our common stock issued in a private placement on May 14, 2015, warrants to purchase 1,500,000 shares of our common stock issued to the Lenders under the Loan Agreement and the Second Amendment, warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,203,830 shares of our common stock issued in a private placement on June 11, 2015, warrants to purchase 72,230 shares of our common stock issued to the placement agent in the offering of Series B Preferred Stock completed on June 11, 2015, warrants to purchase up to 21,276,596 shares of common issuable upon exercise of Series A warrants issued concurrently with the Series C Preferred Stock, and warrants to purchase 1,276,596 shares of our common stock issued to the placement agent in connection with the issuance and sale of the Series C Preferred Stock, in each case to the extent of its liquidation preference of $0.01 per share; and

•	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series C Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series C Preferred Stock will receive a payment equal to $0.01 per share of Series C Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series C Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series C Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series C Preferred Stock.

Dividends. Shares of Series C Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series C Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. We expect the common stock issuable upon conversion of the Series C Preferred Stock to be listed on The NASDAQ Capital Market.

Restrictive Covenant. We are restricted from selling equity securities for six months following the closing, subject to certain exceptions.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (of which 4,400 shares have been designated as Series A Preferred Stock, 4,400 shares have been designated as Series B Preferred Stock and 10,000 shares have been designated as Series C Preferred Stock), in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NSPH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

The following is a brief description of the warrants issued in the Offering on December 22, 2015, which relate to the shares of our common stock being offered by this prospectus upon exercise of such warrants. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the forms of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants to Purchase Common Stock

21,276,596 warrants were issued to investors in the Offering on December 22, 2015 at an exercise price of $0.70 per share (the “Series A Warrants”). 1,276,596 warrants were issued as partial compensation to the placement agent in the Offering on December 22, 2015 at an exercise price of $0.517 per share (the “Placement Agent Warrants,” and together with the Series A Warrants, the “Warrants”).

The Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The exercise price of the Warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

Prior to the exercise of any Warrants to purchase common stock, holders of the Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the Warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the Warrants.

In addition, the Warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder of such Warrants shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant shares then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the Warrant.

The provisions of the Warrants may be amended if we obtain the written consent of holders representing not less than a majority of shares of our common stock then exercisable under the Warrants collectively (in which case such amendments shall be binding on all holders of the warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such Warrant.

We do not plan on applying to list the Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

PLAN OF DISTRIBUTION

We will deliver shares of our common stock offered hereby upon exercise of the warrants we issued on December 22, 2015. As of the date of this prospectus, these warrants were exercisable for a total of up to 22,553,192 shares of our common stock, and no more of these warrants will be issued. We will not issue fractional shares upon exercise of these warrants. Each of these warrants contains instructions for exercise. In order to exercise any of these warrants, the holder must deliver to us or our transfer agent the information required in the warrants, along with payment for the exercise price of the shares to be purchased. We will then deliver shares of our common stock in the manner described above in the section titled “Description of Warrants.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

Shares of our Common Stock beneficially owned by individuals who are our affiliates will be restricted securities under the Securities Act. Individuals who may be considered our affiliates are those individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about us is “available,” which means that, on the date of sale, we are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Seyfarth Shaw LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 as filed with the SEC on February 24, 2016;

•	Our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on September 30, 2015, as filed with the SEC on August 19, 2015;

•	Our Current Report on Form 8-K as filed with the SEC on January 29, 2016; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
Accountants fees and expenses	$20,000
Legal fees and expenses	$25,000
Printing	$5,000
Miscellaneous	$3,000
Total	$53,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

Item 15. Recent Sales of Unregistered Securities.

May 2015 Equity Financing

On May 14, 2015, we completed the issuance and sale to institutional accredited investors (the “Series A Investors”), in a registered direct offering, of 4,400 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which were convertible into a total of 1,168,659 shares of our common stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $3.765, and warrants to purchase shares of Common Stock exercisable for up to 1,168,659 additional shares of Common Stock, in the aggregate (the “Series A Investor Warrants”) for $4.4 million. The Series A Investor Warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series A Preferred Stock and Series A Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series A Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series A Purchase Agreement, we are restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions. This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. The Series A Investors waived this restriction in connection with June 2015 Equity Financing described below. As of September 30, 2015, the Series A Investors had converted all 4,400 shares of Series A Preferred Stock into 1,168,659 shares of our Common Stock.

In connection with the issuance and sale of the Series A Preferred Stock and Series A Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of our Common Stock (the “Series A Placement Agent Warrants”) at an exercise price of $4.45 per share and otherwise with the same terms and conditions as the Series A Investor Warrants.

The Series A Investor Warrants and Series A Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), based in part upon representations made by the Series A Investors to us in the securities purchase agreement dated May 11, 2015 between us and the Series A Investors and the placement agent’s sophistication as a registered broker dealer.

The shares of our Common Stock issuable upon exercise of the Series A Investor Warrants and Series A Placement Agent Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

2015 Loan Agreement

On May 14, 2015 (the “Closing Date”), we entered into a Loan and Security Agreement (the “2015 Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “New Lenders”) providing for the New Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC also will act as agent under the 2015 Loan Agreement. On May 14, 2015, concurrent with our entry into the 2015 Loan Agreement, we drew down $20 million of the Loan, terminated our existing debt facility with Silicon Valley Bank and Oxford Finance, LLC (the “Prior Lenders”) and repaid approximately $8.9 million in full satisfaction of all outstanding liabilities and obligations to the Prior Lenders under such existing debt facility. The remaining $10 million of the New Lenders’ commitment can be drawn upon satisfaction of certain other conditions on or before the first anniversary of the Closing Date, including our achieving trailing six month revenue of at least $12 million during any consecutive six month period and us selling no less than 100 cumulative new units during any 12 month period starting January 1, 2015. Except for the $8.9 million used to repay the Prior Lenders, the Company intends to use all other proceeds from the Loan for general corporate purposes and working capital.

The 2015 Loan Agreement includes a covenant that the Company must raise at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (i.e. January 14, 2016). After our completion of the sale of Series B Preferred Stock (as defined below under the heading “June 2015 Equity Financing”) on June 11, 2015, we must raise an aggregate of at least an additional $2 million in net proceeds from either equity financings or licensing or strategic partnership transactions by January 14, 2016 to satisfy the financing covenant in the 2015 Loan Agreement. The 2015 Loan Agreement also includes customary negative covenants that restrict the Company from incurring additional debt or disposing of material assets (except for sales in the ordinary course). The 2015 Loan Agreement also provides for customary events of default, including among others, nonpayment of principal, interest, fees or other amounts; material inaccuracy of representations; violation of covenants (including the covenant to raise $6 million in capital discussed above); and bankruptcy or insolvency of the Company. If an event of default occurs under the 2015 Loan Agreement, the entire outstanding balance would become immediately due and payable upon notice in certain instances from the Collateral Agent or New Lenders (or on an automatic basis in the event of a bankruptcy or insolvency event).

As consideration for the funding of the Loan and the New Lenders’ commitment thereunder, we issued warrants to the New Lenders to acquire an aggregate of up to 1,000,000 shares of our Common Stock with an exercise price of $0.01 per share and an expiration date that is ten years from the date of the 2015 Loan Agreement (the “Original Lender Warrants”). The Original Lender Warrants can be settled in shares of our Common Stock by cashless exercise in lieu of payment of the exercise price at the option of the New Lenders. The Original Lender Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, based in part upon representations made by the New Lenders to the Company that they are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act.

The shares of our Common Stock issuable upon exercise of the Original Lender Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

On December 7, 2015, the Company and the New Lenders entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”), which became effective on December 22, 2015. The Second Amendment modified certain financial covenants under the 2015 Loan Agreement and provisions of the 2015 Loan Agreement allowing for the advance of additional term loans. On February 5, 2016, the Company drew an additional $5 million under the 2015 Loan Agreement.

As partial consideration for the modification of the terms and conditions of the 2015 Loan Agreement pursuant to the Second Amendment, the Company issued warrants to the New Lenders exercisable for an aggregate of 500,000 shares of the Company (the “Additional Lender Warrants”). The Additional Lender Warrants have an exercise price of $0.01 per share and shall be exercisable for a period of ten years from December 22, 2015.

In connection with the issuance of the Additional Lender Warrants, the Company entered into a Registration Rights Agreement with the New Lenders (the “RRA”) pursuant to which the Company is required to file one or more registration statements with the SEC to register the resale by the New Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Additional Lender Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s). The Additional Lender Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

June 2015 Equity Financing

On June 11, 2015, we completed the issuance and sale to institutional accredited investors (the “Series B Investors”), in a registered direct offering, of 4,400 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which are convertible into a total of 1,203,800 shares of our Common Stock, at a conversion price of $3.655, and warrants to purchase shares of Common Stock exercisable for up to 1,203,800 additional shares of Common Stock, in the aggregate (the “Series B Investor Warrants”) for $4.4 million. The Series B Investor Warrants have an exercise price of $3.54 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series B Preferred Stock and Series B Investor Warrants after placement agent fees and other offering expenses were approximately $4.0 million. We intend to use the proceeds of the Series B Preferred Stock offering for general corporate purposes and working capital.

This restriction shall lapse if our Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. As of September 30, 2015, all 4,400 shares of Series B Preferred Stock have been converted into 1,203,800 shares of our Common Stock.

In connection with the issuance and sale of the Series B Preferred Stock and Series B Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 72,230 shares of our Common Stock (the “Series B Placement Agent Warrants”) at an exercise price of $3.54 per share and otherwise with the same terms and conditions as the Series B Investor Warrants. The Series B Investor Warrants and Series B Placement Agent Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act, based in part upon representations made by the Series B Investors to us in the securities purchase agreement dated June 8, 2015 between us and the Series B Investors and the placement agent’s sophistication as a registered broker dealer.

The shares of our Common Stock issuable upon exercise of the Series B Investor Warrants and Series B Placement Agent Warrants have been registered under the Securities Act on a resale shelf registration statement on Form S-3, File No. 333-205575, declared effective by the SEC on July 21, 2015.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of Exhibits is set forth on page II-7 of this Registration Statement and is incorporated herein by reference.

Item 17. Undertakings.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on this 24th day of February, 2016.

NANOSPHERE, INC.

By:	/s/ Michael K. McGarrity
Michael K. McGarrity
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael K. McGarrity and Farzana Moinuddin, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 24th day of February, 2016.

Signature	Capacity	Date

/s/ Michael K. McGarrity Michael K. McGarrity	Director, President and Chief Executive Officer (principal executive officer)	February 24, 2016

/s/ Farzana Moinuddin Farzana Moinuddin	Acting Principal Financial Officer and Interim Chief Accounting Officer (principal financial and accounting officer)	February 24, 2016

/s/ Gene Cartwright Gene Cartwright	Director	February 24, 2016

/s/ Erik Holmlin Erik Holmlin	Director	February 24, 2016

/s/ Lorin J. Randall Lorin J. Randall	Director	February 24, 2016

/s/ Michael J. Ward Michael J. Ward	Director	February 24, 2016

/s/ Kristopher A. Wood Kristopher A. Wood	Director	February 24, 2016

EXHIBITS

3.1	Amended and Restated Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

3.2	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2014 and incorporated herein by reference).

3.3	Certificate of Amendment to Certificate Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 7, 2015 and incorporated herein by reference).

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Nanosphere, Inc. dated May 12, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Nanosphere, Inc. dated June 10, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

3.6	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of Nanosphere, Inc. dated December 17, 2015 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2015 and incorporated herein by reference).

3.7	Amended and Restated Bylaws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-l as filed with the SEC on October 17, 2007 and incorporated herein by reference).

4.1	Form of Series A Warrant (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2015 and incorporated herein by reference).

4.2	Form of Compensation Warrant (filed as exhibit 4.2 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2015 and incorporated herein by reference).

4.3	Specimen stock certificate for Series C Convertible Preferred Stock (filed as exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2015 and incorporated herein by reference).

5.1+	Opinion of Seyfarth Shaw LLP.

10.1	Nanosphere, Inc. 2000 Equity Incentive Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.2	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated (filed as Exhibit 10.4 to the Company’s Amendment No. 3 to Form S-l as filed with the SEC on October 29, 2007 and incorporated herein by reference).

10.3	Nanosphere Inc. 2014 Long-Term Incentive Plan, as amended (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on October 1, 2015 and incorporated herein by reference).

10.4	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Incentive Stock Option Award Agreement (Time Vested) (filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.5	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Non-Qualified Stock Option Award Agreement (Time Vested) (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.6	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Option Award Agreement (Cliff-vested, performance-accelerated) (filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.7	Form of Restricted Share Unit Award Agreement under the Company’s 2007 Long-Term Incentive Plan (filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 8, 2013 and incorporated herein by reference).

10.8	Employment Agreement, dated September 5, 2005, by and between the Company and Michael McGarrity (filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-l as filed with the SEC on August 13, 2007 and incorporated herein by reference).

10.9	Employment Agreement, dated April 25, 2013, by and between the Company and Ken Bahk. (filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on February 24, 2016 and incorporated herein by reference).

10.10#	License Agreement, dated as of January 1, 2006, by and between Northwestern University and the Company (filed as Exhibit 10.16 to the Company’s Amendment No. 1 to Form S-l as filed with the SEC on September 27, 2007 and incorporated herein by reference).

10.11#	Non-Exclusive License Agreement, dated as of December 20, 2002, by and between the Company and Abbott Laboratories (filed as Exhibit 10.17 to the Company’s Amendment No. 1 to Form S-l as filed with the SEC on September 27, 2007 and incorporated herein by reference).

10.12	Form of Indemnification Agreement (filed as Exhibit 10.29 to the Company’s Amendment No. 2 to Form S-1 as filed with the SEC on October 17, 2007 and incorporated herein by reference).

10.13	Second Amended and Restated Registration Rights Agreement, dated August 19, 2009 (filed as Exhibit 10-1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 5, 2009 and incorporated herein by reference).

10.14	Lease Agreement, dated August 28, 2009, between the Company and Northbrook Commercial Properties, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on September 9, 2009 and incorporated herein by reference).

10.15	License Agreement, dated July 9, 2010, between the Company and Accelr8 Technology Corporation (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on July 15, 2010 and incorporated herein by reference).

10.16	Loan and Security Agreement dated as of May 6, 2013 among Oxford Finance LLC, as collateral agent, and Oxford Finance LLC and Silicon Valley Bank, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 7, 2013 and incorporated herein by reference).

10.17	First Amendment dated February 18, 2014 to Loan and Security Agreement among Oxford Finance LLC, as collateral agent, and Oxford Finance LLC and Silicon Valley Bank, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.18	Secured Promissory Note dated May 6, 2013 issued to Silicon Valley Bank (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.19	Secured Promissory Note dated May 6, 2013 issued to Oxford Finance LLC (filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.20	Secured Promissory Note dated May 6, 2013 issued to Oxford Finance LLC (filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K as filed with the SEC on February 18, 2014 and incorporated herein by reference).

10.21	Consulting and Non-Competition Agreement, dated as of October 25, 2013, by and between the Company and Gene Cartwright, Ph.D. (10) (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 6, 2013 and incorporated herein by reference).

10.22	Commitment letter dated May 7, 2015 by and between the Company, as borrower, and NSPH Funding LLC and SWK Funding LLC, as Lenders (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 12, 2015 and incorporated herein by reference).

10.23	Loan and Security Agreement dated as of May 14, 2015 among NSPH Funding LLC, as collateral agent, and NSPH Funding LLC and SWK Funding LLC, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.24	Intellectual Property Security Agreement dated as of May 14, 2015, made by the Company in favor of NSPH Funding LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.25	Registration Rights Agreement dated as of May 14, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.26	Securities Purchase Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.27	Registration Rights Agreement dated May 11, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on May 14, 2015 and incorporated herein by reference).

10.28	Agreement between the Company and Chord Advisors, LLC dated June 2, 2015 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 2, 2015 and incorporated herein by reference).

10.29	Securities Purchase Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

10.30	Registration Rights Agreement dated June 8, 2015 by and between the Company, Sabby Volatility Warrant Master Fund, Ltd. And Sabby Healthcare Master Fund, Ltd. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2015 and incorporated herein by reference).

10.31	First Amendment to Loan and Security Agreement dated July 29, 2015 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on July 31, 2015 and incorporated herein by reference).

10.32	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Michael K. McGarrity (filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.33	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Kenneth Bahk (filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.34	Change in Control and Severance Agreement dated August 5, 2015 by and between the Company and Farzana Moinuddin (filed as Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.35	Retention Agreement dated August 5, 2015 by and between the Company and Michael K. McGarrity (filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.36	Retention Agreement dated August 5, 2015 by and between the Company and Kenneth Bahk (filed as Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.37	Retention Agreement dated August 5, 2015 by and between the Company and Farzana Moinuddin (filed as Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 10, 2015 and incorporated herein by reference).

10.38	Second Amendment dated as of December 7, 2015 to Loan and Security Agreement dated as of May 14, 2015 among NSPH Funding LLC, as collateral agent, and NSPH Funding LLC and SWK Funding LLC, as Lenders, and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 8, 2015 and incorporated herein by reference).

10.39	Registration Rights Agreement dated as of December 7, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on December 8, 2015 and incorporated herein by reference).

10.40	Securities Purchase Agreement dated December 17, 2015 by and between Nanosphere, Inc. and the investors party thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on December 22, 2015).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Seyfarth Shaw LLP.

*	filed herewith.
+	previously filed.
#	Confidential treatment has been requested with respect to certain provisions of this agreement. Omitted portions have been filed separately with the SEC.